UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

November 16, 2016
Date of Report (Date of earliest event reported)

NORTHWEST NATURAL GAS COMPANY
(Exact name of registrant as specified in its charter)

Commission File No. 1-15973

Oregon	93-0256722
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

220 N.W. Second Avenue, Portland, Oregon 97209
(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, including area code: (503) 226-4211

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On November 16, 2016, Northwest Natural Gas Company (“NW Natural”), issued and sold 1,012,000 shares of its common stock (the “Shares”) pursuant to a registration statement on Form S-3 (Registration Statement No. 333-214496) of the Company, which became effective automatically upon filing with the Securities and Exchange Commission on November 8, 2016, and a Prospectus Supplement, dated November 10, 2016, to a Prospectus, dated November 8, 2016. NW Natural received net offering proceeds, after deducting the underwriters’ discounts and commissions and estimated expenses payable by NW Natural, of approximately $53.0 million. NW Natural intends that the net proceeds will be used for general corporate purposes, primarily to fund, in part, NW Natural’s ongoing utility construction program. A portion of the net proceeds may be used to reduce NW Natural’s short-term indebtedness (commercial paper). The Shares included the full exercise of the over-allotment option granted to the underwriters for the offering. NW Natural is filing this Current Report on Form 8-K to report as exhibits certain documents in connection with the offering.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are being filed herewith.

Exhibit	Description

1.1
Underwriting Agreement, dated November 10, 2016, by and among NW Natural and Wells Fargo Securities, LLC, J.P. Morgan Securities LLC and RBC Capital Markets, LLC, as representatives of the several underwriters named therein.

5(a)	Opinion of MardiLyn Saathoff, Esquire, regarding the validity of the securities.
5(b)	Opinion of Morgan, Lewis & Bockius LLP, regarding the validity of the securities.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NORTHWEST NATURAL GAS COMPANY
(Registrant)

Dated: November 16, 2016	/s/ Shawn M. Filippi
Vice President, Chief Compliance Officer and Corporate Secretary

Exhibit Index

Exhibit	Description

1.1
Underwriting Agreement, dated November 10, 2016, by and among NW Natural and Wells Fargo Securities, LLC, J.P. Morgan Securities LLC and RBC Capital Markets, LLC, as representatives of the several underwriters named therein.

5(a)	Opinion of MardiLyn Saathoff, Esquire, regarding the validity of the securities.
5(b)	Opinion of Morgan, Lewis & Bockius LLP, regarding the validity of the securities.